Exhibit 10.3

Executive Officer Compensation

The annual base salaries for our executive officers are as follows:

Name	Title
Vivek Jain	Chairman of the Board and Chief Executive Officer	$775,000
Brian M. Bonnell	Chief Financial Officer and Treasurer	$475,000
Christian Voigtlander	Chief Operating Officer	$500,000
Daniel Woolson	President	$400,000
Virginia Sanzone	Corporate Vice President, General Counsel	$430,000